Exhibit 99.1

Sovran Self Storage Reports Third Quarter Results; Same Store NOI Increases 7.9%; Adds 52 Stores to Uncle Bob’s Brand

BUFFALO, N.Y.--(BUSINESS WIRE)--November 2, 2011--Sovran Self Storage, Inc. (NYSE:SSS), (www.unclebobs.com/company) a self storage real estate investment trust (REIT), reported operating results for the quarter ended September 30, 2011.

Net income available to common shareholders for the third quarter of 2011 was $2.3 million or $0.08 per fully diluted share. For the same period in 2010, net income available to common shareholders was $8.9 million, or $0.32 per fully diluted common share.

Funds from operations (FFO) for the quarter were $0.41 per fully diluted common share compared to $0.63 for the same period last year. The Company recorded one-time charges of $5.6 million to terminate interest rate swap contracts and write-offs of unamortized financing fees in relation to its debt refinancing in August; it also incurred net acquisition costs of $2.9 million in connection with its property purchases this quarter. Absent these non-recurring charges, FFO per share for the quarter is $0.72.

Higher rental rates and the reduced use of move-in incentives contributed to the increase in FFO for the third quarter of 2011.

During the quarter, the Company increased the number of stores in operation under its “Uncle Bob’s” brand by 52: twenty-seven were acquired for its own portfolio at a cost of $146 million, 19 were added via a joint venture formed in July and six more stores have been placed in the care of Uncle Bob’s Management (the Company’s third party management subsidiary).

Robert J. Attea, the Company’s Chairman and CEO, commented, “We had a tremendous quarter in every respect – we added 52 first-rate properties to our portfolio, we negotiated a $500 million financing package that solidifies our balance sheet, and our stores performed exceptionally. We’ve been able to take advantage of favorable conditions in the acquisition, financial, and consumer arenas to add significant value to our Company.”

OPERATIONS:

Total revenues increased 11.6% over last year’s third quarter, while operating costs increased 5.5%, resulting in an NOI (3) increase of 15.2%. Overall occupancy averaged 81.2% for the period and rental rates improved to an average of $10.71 per sq. ft.

Revenues for the 344 stores wholly owned by the Company for the entire quarter of each year increased 5.3% from those of the third quarter of 2010, the result of a 5.7% increase in rental rates and strong growth in other revenues, primarily insurance commissions.

Same store operating expenses increased 0.8% for the third quarter of 2011 compared to the prior year period, the result of a property tax increase of 1.6% and modest increases in property payroll expenses and maintenance costs.

Consequently, same store net operating income increased 7.9% this period over the third quarter of 2010.

“We’re very pleased with the performance of our core portfolio” said Kenneth F. Myszka, President and COO. “The top line growth is in large part a result of the efforts of David Paolini and our Revenue Management group, in partnership with Veritec Solutions, and their application of advanced pricing analytics. By reducing the amount of free rent given at move-in, we are attracting a more stable customer base and discouraging short term price-shoppers. The end result is lower turnover, longer lengths of stay, and solid revenue growth.”

General and administrative expenses grew by approximately $1.7 million over the same period in 2011, primarily due to start-up and takeover costs at the newly acquired stores, increased training, internet advertising, and personnel costs.

During the third quarter of 2011, every state in which the Company has operated stores for more than a year achieved sales greater than the same period in 2010. The stores with the strongest revenue impact include those in New England, New York, Tennessee, and Ohio. With regard to these results, Myszka commented, “We continue to be pleased by the solid results shown at the majority of our stores and especially the Florida and Texas properties, with NOI increases of 7.5% and 6.2% respectively.”

PROPERTIES:

The Company acquired 27 stores for its own portfolio during the quarter at a cost of $146 million. In July, it acquired two stores in Newark, New Jersey; and one in St. Louis, MO. In August, it acquired one storage facility in Atlanta, GA; and in September it acquired 22 storage facilities in Texas: three in Austin, one in Dallas, and 18 in Houston. It also acquired one store in Newport News, VA.

As previously announced, the Company entered into a joint venture agreement to acquire 19 properties in New Jersey and eastern Pennsylvania. The venture paid $164 million for the properties (including closing costs), of which approximately $89 million was financed via mortgage notes, $64 million was contributed by the JV Partner, and $11 million was contributed by the Company. All of the properties have been re-branded “Uncle Bob’s Self Storage®” and are managed by the Company.

The Company also added six properties to its Uncle Bob’s Management platform, which now has a total of 53 properties under management through joint venture and third party contracts.

The Company continues its program of expanding and enhancing its properties, expecting construction of over 500,000 square feet of additional and/or improved space at existing stores in 2011/2012.

CAPITAL TRANSACTIONS:

As previously announced, on August 5, 2011, the Company completed transactions which provided financing arrangements totaling $500 million of senior, unsecured debt.

It used proceeds from a ten year, $100 million privately placed term note (the Company’s “Series D” notes) and the proceeds from a seven year, $125 million unsecured term loan provided by a syndicated bank group to repay a $150 million term loan maturing in June, 2012, and $71 million outstanding on its line of credit.

$100 million was also committed by the bank lending syndicate for a delayed draw note to provide funding for the Company’s repayment of mortgage debt maturing in late 2011 and early 2012, as well as borrowings the Company incurred to fund its acquisitions. The term of the note is seven years and is unsecured.

The Company also negotiated a five year, $175 million unsecured line of credit, with an accordion feature of an additional $75 million, and an extension provision of up to two additional years.

The $100 million of Series D notes bear interest at 5.54% for their ten year term.

The Company has entered into interest rate swap contracts which effectively fix the interest rate on the $125 million bank group term note at 4.37% payable over its seven-year term. Additional rate swap contracts have been used to fix the rate on the $100 million delayed draw note (expected to be funded in early December) at 3.61% through December, 2016.

David Rogers, Chief Financial Officer of the Company, commented, “This financing package provides us with lower interest rates, greater capacity and flexibility, and extends and smoothes our debt maturity dates through 2021.”

The Company incurred a one-time charge of approximately $5.6 million ($0.20 per share) in the third quarter of 2011 relating to the early termination of interest rate swap agreements and unamortized costs associated with the repayment of the $150 million term note.

Illustrated below are key financial ratios at September 30, 2011:

  Debt to Enterprise Value (at $40.00/share) 37.0%
  Debt to Book Cost of Storage Facilities 41.9%
  Debt to EBITDA Ratio 5.9x
  Debt Service Coverage 3.6x

At September 30, 2011, the Company had approximately $6.6 million of cash on hand, and $61 million available on its line of credit (without considering the additional $75 million available under the expansion feature).

On September 14, 2011, the Company announced an “at the market” equity issuance program. During the quarter, the Company issued 130,837 shares of common stock pursuant to this program at an average price of $39.35 per share.

YEAR 2011 EARNINGS GUIDANCE:

Management is encouraged by greater pricing power and resiliency in most markets. Nonetheless, the Company anticipates the continuation of leasing incentives supplemented by aggressive and increased advertising. An increase in same store revenue of 4% to 5% is projected from that of 2010. Property operating costs are projected to increase by 2% to 3%, including an expected 4% annual increase in property taxes. Accordingly, the Company continues to anticipate an increase of 4% to 6% in same store net operating income for 2011.

The Company intends to spend up to $30 million on its aforementioned expansion and enhancement program. It has also budgeted $12 million to provide for recurring capitalized expenditures including roofing, painting, paving, and office renovations.

Future purchases of properties made in 2011 are not expected to significantly impact 2011’s guidance inasmuch as the Company expects to invest in both low occupancy “turn-around” opportunities as well as stabilized properties.

General and administrative expenses are expected to increase due to the need for personnel required for expected acquisitions, income taxes on its taxable REIT subsidiaries, and the Company’s plans to continue expanding its internet marketing presence.

At September 30, 2011, all but $114 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 2.0%.

At September 30, 2011, the Company had 27.8 million shares of common stock outstanding and 0.34 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2011 (inclusive of the above mentioned one time debt refinancing and acquisition charges of $8.6 million or $0.31 per share) to be approximately $2.41 to $2.43 per share, and between $0.71 and $0.73 for the fourth quarter of 2011.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, November 3, 2011. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “events and conference calls” under the investor relations tab at www.unclebobs.com/company.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering pass codes 286/379417.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 434 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)
	September 30,	December 31,
(dollars in thousands)	2011	2010
Assets
Investment in storage facilities:
Land	$269,450	$240,651
Building, equipment and construction in progress	1,314,477	1,179,305
	1,583,927	1,419,956
Less: accumulated depreciation	(297,147)	(271,797)
Investment in storage facilities, net	1,286,780	1,148,159
Cash and cash equivalents	6,573	5,766
Accounts receivable	2,413	2,377
Receivable from joint venture	502	253
Investment in joint venture	30,911	19,730
Prepaid expenses	4,948	4,408
Other assets	8,361	4,848
Total Assets	$1,340,488	$1,185,541

Liabilities
Line of credit	$114,000	$10,000
Term notes	475,000	400,000
Accounts payable and accrued liabilities	30,365	23,991
Deferred revenue	5,929	4,925
Fair value of interest rate swap agreements	8,649	10,528
Mortgages payable	74,182	78,954
Total Liabilities	708,125	528,398

Noncontrolling redeemable Operating Partnership Units at redemption value	12,601	12,480

Equity
Common stock	290	288
Additional paid-in capital	820,641	816,986
Accumulated deficit	(165,629)	(148,264)
Accumulated other comprehensive loss	(8,365)	(10,254)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	619,762	631,581
Noncontrolling interest - consolidated joint venture	-	13,082
Total Equity	619,762	644,663
Total Liabilities and Equity	$1,340,488	$1,185,541

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	July 1, 2011	July 1, 2010
	to	to
(dollars in thousands, except share data)	September 30, 2011	September 30, 2010

Revenues
Rental income	$50,332	$46,196
Other operating income	2,604	2,109
Management fee income	643	318
Acquisition fee income	675	-
Total operating revenues	54,254	48,623

Expenses
Property operations and maintenance	13,888	13,197
Real estate taxes	5,243	4,940
General and administrative	6,637	4,960
Acquisition related costs	2,913	23
Depreciation and amortization	8,655	8,215
Amortization of in-place customer leases	285	-
Total operating expenses	37,621	31,335

Income from operations	16,633	17,288

Other income (expense)
Interest expense (A)	(13,760)	(7,954)
Interest income	5	24
Equity in (losses) income of joint ventures	(512)	16

Net income	2,366	9,374
Net income attributable to noncontrolling interests	(27)	(451)
Net income attributable to common shareholders	$2,339	$8,923

Earnings per common share attributable to common shareholders - basic	$0.08	$0.32

Earnings per common share attributable to common shareholders - diluted	$0.08	$0.32

Common shares used in basic
earnings per share calculation	27,593,338	27,485,416

Common shares used in diluted
earnings per share calculation	27,634,029	27,525,279

Dividends declared per common share	$0.4500	$0.4500

(A) Interest expense for the three months ending September 30 consists of the following
Interest expense	$7,937	$7,696
Amortization of deferred financing fees	250	258
Write-off of unamortized financing fees related to
$150 million term note repaid in 2011	88	-
Interest rate swap termination payments	5,485	-
Total interest expense	$13,760	$7,954

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2011	January 1, 2010
	to	to
(dollars in thousands, except share data)	September 30, 2011	September 30, 2010

Revenues
Rental income	$145,472	$136,606
Other operating income	7,006	5,669
Management fee income	1,346	941
Acquisition fee income	675	-
Total operating revenues	154,499	143,216

Expenses
Property operations and maintenance	40,291	38,673
Real estate taxes	15,331	15,290
General and administrative	18,344	14,954
Acquisition related costs	3,048	136
Depreciation and amortization	25,655	24,617
Amortization of in-place customer leases	567	-
Total operating expenses	103,236	93,670

Income from operations	51,263	49,546

Other income (expense)
Interest expense (A)	(29,739)	(23,762)
Interest income	31	65
Equity in (losses) income of joint ventures	(408)	154

Income from continuing operations	21,147	26,003
Income from discontinued operations (including gain on disposal of $6,944 in 2010)	-	7,562
Net income	21,147	33,565
Net income attributable to noncontrolling interests	(811)	(1,454)
Net income attributable to common shareholders	$20,336	$32,111

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.74	$0.89
Discontinued operations	-	0.28
Earnings per common share - basic	$0.74	$1.17

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.74	$0.89
Discontinued operations	-	0.28
Earnings per common share - diluted	$0.74	$1.17

Common shares used in basic
earnings per share calculation	27,563,536	27,464,672

Common shares used in diluted
earnings per share calculation	27,607,567	27,504,175

Dividends declared per common share	$1.3500	$1.3500

(A) Interest expense for the nine months ending September 30 consists of the following
Interest expense	$23,323	$22,989
Amortization of deferred financing fees	843	773
Write-off of unamortized financing fees related to
$150 million term note repaid in 2011	88	-
Interest rate swap termination payments	5,485	-
Total interest expense	$29,739	$23,762

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	July 1, 2011	July 1, 2010
	to	to
(dollars in thousands, except share data)	September 30, 2011	September 30, 2010

Net income attributable to common shareholders	$2,339	$8,923
Net income attributable to noncontrolling interests	27	451
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	8,940	8,215
Depreciation and amortization from unconsolidated joint ventures	240	197
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(133)	(214)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	-	(340)
Funds from operations available to common shareholders	11,413	17,232
FFO per share - diluted	$0.41	$0.63

Non-recurring Adjustments to FFO
Acquisition costs expensed	2,913	-
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings II	734	-
Interest rate swap termination payments	5,485	-
Write-off of unamortized financing fees related to debt payoff	88	-
Acquisition fee income from Sovran HHF Storage Holdings II	(675)	-
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(103)	-
Adjusted funds from operations available to common shareholders	19,855	17,232
Adjusted FFO per share - diluted	$0.72	$0.63

Common shares - diluted	27,634,029	27,525,279

	January 1, 2011	January 1, 2010
	to	to
(dollars in thousands, except share data)	September 30, 2011	September 30, 2010

Net income attributable to common shareholders	$20,336	$32,111
Net income attributable to noncontrolling interests	811	1,454
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	26,222	24,617
Depreciation of real estate included in discontinued operations	-	217
Depreciation and amortization from unconsolidated joint ventures	636	588
Gain on sale of real estate	-	(6,944)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(560)	(677)
Funds from operations allocable to noncontrolling
interest in consolidated joint ventures	(567)	(1,020)
Funds from operations available to common shareholders	46,878	50,346
FFO per share - diluted	$1.70	$1.83

Non-recurring Adjustments to FFO
Acquisition costs expensed	3,048	-
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings II	734	-
Interest rate swap termination payments	5,485	-
Write-off of unamortized financing fees related to debt payoff	88	-
Acquisition fee income from Sovran HHF Storage Holdings II	(675)	-
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(105)	-
Adjusted funds from operations available to common shareholders	55,453	50,346
Adjusted FFO per share - diluted	$2.01	$1.83

Common shares - diluted	27,607,567	27,504,175

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results.  FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) *	July 1, 2011	July 1, 2010
	to	to	Percentage
(dollars in thousands)	September 30, 2011	September 30, 2010	Change

Revenues:
Rental income	$48,314	$46,134	4.7%
Other operating income	2,337	1,988	17.6%
Total operating revenues	50,651	48,122	5.3%

Expenses:
Property operations and maintenance	13,189	13,123	0.5%
Real estate taxes	5,005	4,925	1.6%
Total operating expenses	18,194	18,048	0.8%

Net operating income (3)	$32,457	$30,074	7.9%

(2) Includes the 344 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint venture stores managed by the Company.

(3) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, amounts attributable to noncontrolling interests, depreciation and amortization expense, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

* See exhibit A for supplemental same store data.

YEAR TO DATE SAME STORE DATA (2)	January 1, 2011	January 1, 2010
	to	to	Percentage
(dollars in thousands)	September 30, 2011	September 30, 2010	Change

Revenues:
Rental income	$ 141,722	$ 136,473	3.8%
Other operating income	6,447	5,351	20.5%
Total operating revenues	148,169	141,824	4.5%

Expenses:
Property operations and maintenance	38,974	38,452	1.4%
Real estate taxes	14,914	15,248	-2.2%
Total operating expenses	53,888	53,700	0.4%

Net operating income (3)	$ 94,281	$ 88,124	7.0%

OTHER DATA	Same Store (2)		All Stores (4)
	2011	2010	2011	2010

Weighted average quarterly occupancy	81.7%	82.8%	81.2%	82.6%

Occupancy at September 30	81.5%	82.5%	81.0%	82.3%

Rent per occupied square foot	$10.68	$10.10	$10.71	$10.09

(4) Does not include unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the nine months ended September 30, 2011:

Beginning balance	$1,419,956
Property acquisitions	147,094
Improvements and equipment additions:
Expansions	6,886
Roofing, paving, and equipment:
Stabilized stores	9,965
Recently acquired stores	226
Change in construction in progress (Total CIP $8.2 million)	168
Dispositions	(368)
Storage facilities at cost at period end	$1,583,927

Comparison of Selected G&A Costs	Quarter Ended
	September 30, 2011	September 30, 2010

Internet advertising & marketing	744	527
Revenue management	224	-
Uncle Bob's Management costs	121	2
Taxes	375	363
Training & travel	698	366

	September 30, 2011	September 30, 2010

Common shares outstanding	27,834,616	27,648,329
Operating Partnership Units outstanding	339,025	342,936

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended September 30, 2011
(unaudited)

				Avg Quarterly Occupancy		Revenue			Expenses			NOI
			Avg Qtrly Rent	for the Three Months Ended		for the Three Months			for the Three Months			for the Three Months
		Square	per Occupied	September 30,		Ended September 30,			Ended September 30,			Ended September 30,
State	Stores	Feet	Square Foot	2011	2010	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Alabama	22	1,588	$8.40	78.7%	76.9%	$2,863	$2,694	6.27%	$999	$1,023	-2.35%	$1,864	$1,671	11.55%
Arizona	9	515	10.51	83.9%	86.7%	1,222	1,171	4.36%	442	436	1.38%	780	735	6.12%
Connecticut	5	301	16.96	85.3%	77.4%	1,122	1,039	7.99%	370	243	52.26%	752	796	-5.53%
Florida	53	3,430	10.56	78.1%	80.0%	7,436	7,182	3.54%	2,956	3,015	-1.96%	4,480	4,167	7.51%
Georgia	22	1,409	9.65	79.4%	80.9%	2,872	2,801	2.53%	1,071	1,029	4.08%	1,801	1,772	1.64%
Louisiana	14	867	10.80	83.5%	85.2%	2,025	1,979	2.32%	645	628	2.71%	1,380	1,351	2.15%
Maine	2	113	12.41	82.6%	84.0%	303	271	11.81%	92	102	-9.80%	211	169	24.85%
Maryland	4	172	14.56	87.4%	89.2%	565	543	4.05%	195	212	-8.02%	370	331	11.78%
Massachusetts	12	664	13.31	83.6%	82.5%	1,943	1,781	9.10%	649	651	-0.31%	1,294	1,130	14.51%
Michigan	4	238	9.78	94.5%	92.5%	579	510	13.53%	188	200	-6.00%	391	310	26.13%
Mississippi	12	925	9.60	81.3%	85.3%	1,913	1,815	5.40%	600	619	-3.07%	1,313	1,196	9.78%
Missouri	7	432	11.66	86.0%	88.2%	1,117	1,059	5.48%	414	401	3.24%	703	658	6.84%
New Hampshire	4	261	11.59	83.2%	82.9%	623	564	10.46%	200	206	-2.91%	423	358	18.16%
New York	28	1,609	13.84	87.4%	86.3%	5,053	4,606	9.70%	1,561	1,525	2.36%	3,492	3,081	13.34%
North Carolina	11	539	9.57	80.1%	83.9%	1,061	1,045	1.53%	408	391	4.35%	653	654	-0.15%
Ohio	17	1,132	9.23	84.9%	87.4%	2,311	2,159	7.04%	783	756	3.57%	1,528	1,403	8.91%
Pennsylvania	4	219	10.08	89.1%	80.9%	468	429	9.09%	153	149	2.68%	315	280	12.50%
Rhode Island	4	168	12.46	83.2%	80.7%	484	449	7.80%	189	180	5.00%	295	269	9.67%
South Carolina	8	443	10.04	83.7%	82.7%	981	904	8.52%	378	386	-2.07%	603	518	16.41%
Tennessee	4	291	9.03	91.3%	90.6%	622	554	12.27%	251	259	-3.09%	371	295	25.76%
Texas	81	5,916	10.36	81.2%	82.4%	12,789	12,325	3.76%	4,914	4,909	0.10%	7,875	7,416	6.19%
Virginia	17	1,021	11.23	76.5%	83.4%	2,299	2,242	2.54%	736	728	1.10%	1,563	1,514	3.24%

Portfolio Total	344	22,253	$10.68	81.7%	82.8%	$50,651	$48,122	5.26%	$18,194	$18,048	0.81%	$32,457	$30,074	7.92%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
344 wholly owned same stores.

CONTACT:
Sovran Self Storage, Inc.
David Rogers, 716.633.1850
CFO
or
Diane Piegza, 716.633.1850
VP Corp. Communications